EXHIBIT 99.1
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                 JONES LANG LASALLE ANNUAL REPORT 2000

More than 7,000 men and women working together toward one clear goal: to serve our clients' real estate needs around the world. Welcome to Jones Lang LaSalle. We invite you to meet a few members of our team.


"Retained to manage expatriate accommodations for Caltex Corporation after the multinational oil company relocated its headquarters to Singapore, our Corporate Residential Services team helps Caltex focus on business, not housing. We manage all property matters related to incoming relocations, ongoing portfolio management, trust account management and outgoing repatriations. We work to cut occupancy costs, administrative time and expense and to maximize lease flexibility."

Karen Ong Singapore


"Outsourcing residential accommodation management and procurement has allowed us to redeploy internal resources more efficiently at Caltex. The smooth transition to the Corporate Residential Services model was largely due to the professionalism and excellent service provided by the Jones Lang LaSalle team."

Gordon Simpson
General Manager of Human Resources Services,
Caltex Corporation


"Perhaps the most challenging, and most rewarding, aspect of the Grand Central Terminal redevelopment was structuring a seamless public-private development plan that met the objectives of many different constituencies. Today, as a result, Grand Central is more than a revitalized train station:
It is also a major retail destination and tourist attraction."

Cubie Dawson New York


"Jones Lang LaSalle guided us through the most difficult stages of development-the $240 million restoration of the terminal and the redevelopment and ongoing property management of the retail component-keeping the building open for business at all times."

Nancy Marshall
Director of Grand Central Terminal Development,
Metropolitan Transit Authority


"Linking the skills of our Belgian Capital Markets and European Corporate Finance teams, we completed the sale of over euro 1.7 billion ($1.6 billion) of assets for the AXA Group in three record-breaking European transactions: Primaedis, a real estate investment company; Banimmo, one of Belgium's leading development companies; and a major performing commercial mortgage loan portfolio. Their size and complexity reinforce our firm's ability to bring together multidisciplinary teams to create significant value for our clients."

Tony Smedley Brussels
Amy Klein Aznar London


"The Jones Lang LaSalle team combined expertise in finance, capital markets and real estate that was crucial to the successful execution of our three complicated transactions. This breadth of skills and the commitment to client service make Jones Lang LaSalle a natural partner for AXA-Royale Belge."

Freddy Bouckaert
Managing Director, AXA-Royale Belge

"Faced with managing the assets and workout of Rupiah 75 trillion ($7.8 billion) of property-related assets following the Asian crisis, the Indonesian Bank Restructuring Agency (IBRA) selected our firm as its Strategic Property Advisor. We assembled a team of experts in corporate finance, research, asset management, hotels, retail and land to deliver the global best practices needed to support IBRA and enhance the portfolio-property, equity and loans ranging from office buildings in Jakarta and five-star hotels in Bali to outlying land parcels-in preparation for eventual disposition."

Michael Cowan Sydney


"The IBRA Strategic Property Advisor appointment is a tribute to the combined depth of Jones Lang LaSalle's Indonesian experience and the breadth of its global platform."

Bayu Utomo
Property Industry Specialist, Indonesian Bank
Restructuring Agency


"Following the merger that created the United Kingdom's largest insurance group, CGNU Plc, Morley Fund Management Ltd. turned to Jones Lang LaSalle for support on pound sterling 4.3 billion ($6.5 billion) of its client's office, retail, industrial and leisure real estate. Within five weeks, we agreed on a strategy and terms for a comprehensive outsourcing. Retaining 50 experienced staff and establishing a Jones Lang LaSalle office in Norwich, we transferred another 230 experienced site-based management staff to our new team. Our agility and responsiveness have helped us earn the trust of our new client, and our new colleagues."

Angela Redman London
David Pugh Norwich and London


"Since we have always anticipated the highest standards from Jones Lang LaSalle, characterising the relationship as having met expectations' is a compliment, indeed."

Ian Womack
Property Director, Morley Fund Management Ltd.


"From a single Tenant Representation assignment in India, we've built our relationship with Computer Associates one engagement at a time in key markets around the globe, adding Project and Development Services assignments in the United States and Asia Pacific. In Australasia alone, we helped CA reduce annual rental expenditures by over 34%. We are determined to deliver a superior and consistent level of service to our Global Strategic Alliance clients."

Michelle Buckman Sydney


"By remaining focused on providing unparalleled software solutions, Computer Associates has become the world's third-largest software company. We demand the same focus from our real estate provider, and Jones Lang LaSalle has met and exceeded our expectations consistently. Their desire to raise the bar is one reason why Jones Lang LaSalle's responsibilities continue to grow."

Terry Merrifield
Vice President, Overseas Director, Island Asset Management, LLC

"In 1996, Coal Pension Trustees Services, the property arm of the second-largest UK pension fund, outsourced its 170-asset portfolio to LaSalle Investment Management. Retaining key staff and introducing new IT and research capabilities, we have increased the portfolio's value to more than pound sterling 2.5 billion ($3.8 billion) from pound sterling 1.5 billion ($2.3 billion), consistently outperforming industry benchmarks. We enjoy a fully discretionary relationship with Coal Pension Trustees, making all decisions on acquisitions, dispositions and portfolio management."

Robin Goodchild London
Bryan Ellinthorpe London
Malcolm Naish London


"Extra return means extra pension for our 500,000 beneficiaries, so getting that extra return really matters. LaSalle has delivered consistent outperformance, sound strategy and a willingness to respond to trustee issues. We have ongoing confidence in the team as a result."

David G. Morgan
Chief Executive, Coal Pension Trustees Services Ltd.


"In 1998, Citibank outsourced corporate property services in Mexico to our firm. Today the relationship extends to Brazil, Colombia, Venezuela, Panama and Puerto Rico, and we expect to add Argentina, Bolivia, Chile, Uruguay, Paraguay and Peru: 700 properties and 7 million square feet in all. We have been able-eager, in fact-to follow the bank into each market, providing new capabilities, economies of scale and process improvements."

Randy Owen Sao Paulo


"We enjoy a very positive relationship with Jones Lang LaSalle and expect to expand it to all the Latin American and Caribbean countries where we have a substantial real estate presence. In every country, Jones Lang LaSalle is meeting or exceeding the commitments the firm has made to us, both in resources and cost savings. We look forward to a long and profitable partnership."

Michael Steadman
Senior Vice President, Corporate Realty Services,
Citicorp North America, Inc.


"Jones Lang LaSalle is one of the bank's partners in a major global real estate services relationship. We provide facility management, property management, transaction and consulting services for 17 million square feet (1.6 million square meters) of space in the United States, Europe and Asia. We've assembled a team of over 200 professionals who create real estate solutions that, without exception, serve our client's best interests by supporting Bank of America's business and operating needs. That's our definition of a trust-based relationship."

Joseph Mackil San Francisco
Francesca Hughes London
James Lawford Hong Kong


"From New York to London to Hong Kong, Jones Lang LaSalle uses its understanding of our business strategy to help Bank of America make better real estate decisions."

Michael Mitchell
Senior Vice President, Bank of America

[ LINE CHART INDICATING THE FOLLOWING:


REVENUE ($ in millions)
'94        117 - actual
'95        139 - actual
'96        159 - actual
'97        754 - pro forma (1)
'98        848 - pro forma (1)
'99        814 - pro forma (1)
'00 (2)    931 - actual


ADJUSTED OPERATING INCOME ($ in millions)
'94         18 - actual
'95         20 - actual
'96         27 - actual
'97         74 - pro forma (1)
'98         87 - pro forma (1)
'99         72 - pro forma (1)
'00 (2)     97 - actual


ADJUSTED EBITDA ($ in millions)
'94         21 - actual
'95         24 - actual
'96         32 - actual
'97        109 - pro forma (1)
'98        124 - pro forma (1)
'99        112 - pro forma (1)
'00 (2)    140 - actual


PIE CHART INDICATING THE FOLLOWING -

REVENUE (year 2000, by region)
42% Americas
15% Asia Pacific
43% Europe

(1) Pro forma Jones Lang LaSalle results give effect to LaSalle Partners' initial public offering and related conversion to corporate form, as well as to the merger with Jones Lang Wootton and the acquisitions of COMPASS and Galbreath. Results exclude merger related non -recurring charges. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(2) 2000 results exclude the effect of SAB 101 and the merger related non-recurring charges associated with the merger with Jones Lang Wootton. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.


END OF CHARTS AND NOTES ]

                         FINANCIAL HIGHLIGHTS


(in thousands, except share data)          2000 (1)            1999 (2)
--------------------------------------------------------------------------
Revenue . . . . . . . . . . . . . .        $930,587             813,899
Operating expenses. . . . . . . . .         833,725             741,458
Adjusted operating income . . . . .          96,862              72,441

Adjusted net earnings . . . . . . .        $ 43,363              32,271
--------------------------------------------------------------------------
Adjusted net earnings per share . .        $   1.41                1.07
--------------------------------------------------------------------------
Adjusted EBITDA . . . . . . . . . .        $140,009             112,164
--------------------------------------------------------------------------

(1) 2000 results exclude the effect of SAB 101 and the merger related non-recurring charges associated with the merger with Jones Lang Wootton. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(2) 1999 results reflect the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to the merger, and exclude merger related non-recurring charges associated with the acquisition of COMPASS and the merger with Jones Lang Wootton. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

              FINANCIAL HIGHLIGHTS AND CHAIRMAN'S MESSAGE

   [ PHOTO OF STUART L. SCOTT CHAIRMAN AND CHIEF EXECUTIVE OFFICER ]


TO OUR FELLOW SHAREHOLDERS:

In 2000, our first full year of operation as Jones Lang LaSalle, we began to harvest the vast potential that inspired the creation of our company. We cemented our identity as a single, unified, global firm. In one business after another and in markets around the world, we showed our clients the remarkable impact that our global platform can make as we address their real estate needs.

It was a challenging year. Economic recovery lagged in Asia. The strong U.S. dollar pressured European profits. Valuable, but costly, technology investments increased expenses in the Americas. Despite the challenges, we achieved-and in fact surpassed-our financial goals for the year.

Our 2000 adjusted earnings were $1.41 per share, a 32 percent increase over comparable 1999 figures. Our performance exceeded our management plan, which called for 30 percent growth in adjusted net earnings per share.

The results of 2000 were the product of teamwork and hard work by the people in all our businesses throughout the world. In Europe, our Owner and Occupier Services businesses had a phenomenal year, which was all the more remarkable because it came on the heels of a record 1999. LaSalle Investment Management, our investment advisory operation, posted exceptional results. Rebounding dramatically from 1999, our Americas businesses recorded a strong year. Performance was uneven in Asia Pacific, however. Recovery was delayed in many Asian markets, and Australia had a weaker than expected year, as the Sydney Olympics brought business to a halt throughout the country, and a new tax had a negative impact on real estate transactions.

ANOTHER OUTSTANDING YEAR IN EUROPE

In 2000, our European Owner and Occupier Services businesses delivered results surpassing their record achievements of the previous year. Moreover, our success in Europe was produced in an environment of intense foreign exchange pressure.

In addition to the AXA successes featured in the photo essay in this report, the year's highlights in Europe include our selection by Cisco Systems for its commercial property services mandate throughout Europe, the Middle East and Africa. In Paris, we leased the majority of the 165,000-square-meter (1.8-million-square-foot) Coeur Defense, the single largest speculative office building in Europe. In the United Kingdom, we advised on the more than pound sterling 700 million ($1.1 billion) sale of the Guardian Assurance portfolio of 79 properties from AEGON UK to Scottish Widows Investment Management. And in Scandinavia, we formed a joint venture with Stockholm-based Skandia Life's property fund management company to manage its portfolio of approximately 250 properties totaling almost 2 million square meters (21.5 million square feet) throughout the Nordic region.

EXCEPTIONAL PERFORMANCE FOR LASALLE INVESTMENT MANAGEMENT

LaSalle Investment Management had an exceptional year, expanding 41 existing relationships in 2000 while securing 30 new clients. We exceeded $1 billion in North American acquisitions during the year, closing on 40 properties with an average value in excess of $25 million. We completed the majority of the disposition of the Francilienne portfolio, a classic example of identifying a niche opportunity, moving quickly to take advantage of the situation, positioning the assets for sale, and, in the end, providing our clients with superior returns.

LaSalle Investment Management raised capital for three funds in 2000:
Euro 5, Income & Growth II and the Industrial Development Partnership. For Euro 5, we raised euro 300 million ($282 million), matching that total with sufficient debt to create euro 850 million ($799 million) of spending power. Taking advantage of opportunities in Germany, France, Spain, Italy and Portugal, we invested more than 90 percent of the total in one year. In the first quarter of 2001, one of those assets was sold, and the property's equity doubled in the process.

A fundamental strategic objective for Jones Lang LaSalle has been to create a truly global investment management operation. To us that means having an established, on-the-ground presence in the world's key investment markets and financial centers. Adding to our historical strength in the United States and Europe, we initiated LaSalle Investment Management operations in Singapore, Japan and Canada in 2000 to draw closer to our goal. Today, as institutional investors are expanding their real estate investments beyond their own borders and traditional investment horizons, we are positioned to meet their investment objectives virtually anywhere in the world.

TURNAROUND IN THE AMERICAS

We witnessed a dramatic turnaround in our Owner and Occupier Services businesses in the Americas in 2000. Continuing to reap the benefits of the expense-reduction initiatives we introduced in 1999, and growing our business throughout the year, we achieved a more than 70 percent increase in real, year-to-year profitability in the region in 2000. This achievement is a testament to the determination of our people, who never lost sight of their ultimate goal-superior client service-even as they accepted the challenge to rein in costs.

The strategic alliance relationships our Tenant Representation professionals establish with large corporate occupiers represent one of the most successful, and most profitable, areas of our business in the Americas. We secured five new alliances in 2000. These long-term relationships, in which we serve the broad real estate needs of our alliance partners, produce 80 percent of the revenue in our Americas Tenant Representation business. They generate high margins as well by allowing our people to spend most of their time doing business, rather than seeking it.

In other 2000 highlights, AT&T selected us for a major outsourcing assignment to provide facility- and project-management services for an 11.6-million-square-foot (1.1-million-square-meter) portfolio. Expanding our presence in public-sector real estate, we were retained by the U.S. Air Force to assist with the privatization of on-base military housing. In the next three years, the Air Force plans to privatize housing at 21 bases, representing over 28,000 residences in the continental United States. We also completed the sale of a nearly $500-million loan portfolio for Teachers Insurance Annuity Association.

UNEVEN RECOVERY-AND SIGNIFICANT INFRASTRUCTURE INVESTMENTS-IN ASIA PACIFIC

While Hong Kong and Singapore were bright spots in Asia Pacific in 2000, recovery throughout the balance of the region continued to arrive more slowly than most observers had anticipated. Planned investments in management and technical infrastructure throughout the region also affected our Asia Pacific earnings. We believe, however, that these expenditures will support future growth throughout the region.

In the face of these pressures, our people remained focused and committed throughout the year, serving our clients and building our business in Asia Pacific. We were awarded facility management responsibility for 20 Citigroup assets in Australia and New Zealand, for example. (In a powerful illustration of the leverage generated by our global platform, we were given more than 70 assignments by Citigroup and its subsidiaries in 31 countries around the world in 2000.) We also negotiated a strategic alliance agreement with The Development Bank of Singapore to deliver planning, acquisition and management services for the leading bank's 2.2-million-square-foot (204,000-square-meter) workplace portfolio.

TOTAL PERFORMANCE MANAGEMENT

As we strive to keep growing to achieve the expectations of our shareholders, we cannot forget that it is the loyalty of our clients that supports our reputation as an industry leader. Enduring client relationships are far more important to Jones Lang LaSalle than market share. Long-term clients who continue to ask for help with new and more difficult problems make our work rewarding and our firm profitable, and make our people feel like winners.

One of the most important decisions we reached as a firm in 2000 was to make certain that we never forget this truth. At our International Directors Conference in June, we agreed to invest an important part of our management effort in a program to ensure that our client focus and service delivery are superior wherever we operate. Called Total Performance Management, it encompasses a comprehensive range of training, knowledge-building and performance-management initiatives. All are designed to make Jones Lang LaSalle the unquestioned "firm of choice" for two key audiences: our clients and our people. As the photo essay in this report illustrates, our goal is clear: serving our clients as a trusted advisor-a respected source of superior advice, innovative ideas and uniformly excellent service.

Today we have the people and the platform to do just that. Still, when we look to the future, we see prospects for rapid and meaningful change. We want to prepare our people-and our clients-to succeed in this environment, and we believe that Total Performance Management will help us lead the way.

MAINTAINING OUR COMMITMENT TO TECHNOLOGY

In 2000, we continued to honor our long-term commitment to technology, making significant investments in advanced hardware, software and network solutions. But technology is perishable, and Jones Lang LaSalle is fortunate to possess both the financial strength and strategic discipline to continue to invest in new systems.

Our vision is clear: a seamlessly integrated global technology platform that mirrors and supports corporate strategy. The architecture to realize the vision is in place today, and many key components have been introduced. For example, Delphi, our global intranet, has been launched successfully in the United Kingdom, Australasia and the United States, and its global rollout will be completed by the end of 2001. When fully implemented, Delphi will offer our people instant access to the latest information on global markets and best practices.

We work to link our technology to specific business objectives. To support the firm's commitment to Total Performance Management, for example, we are developing a web-enabled client survey tool that, by improving our ability to gather feedback, will help us achieve our client-satisfaction goals. A web-enabled performance planning and evaluation tool will help our people develop their potential and shape their futures with the firm.

OUTLOOK FOR 2001: CONTINUED SUSTAINED GROWTH

Building on the momentum of 2000 and capitalizing on the investments in technology and infrastructure we made during the year, we expect to meet our 15 percent earnings growth target for 2001.

The slowing U.S. economy is likely to pressure corporate occupants to continue to reduce costs by shedding assets and outsourcing noncore activities. Our Occupier Services business and the corporate finance area of our Capital Markets group are expected to drive growth in the region as a result.

In Europe, where we anticipate continued economic growth in 2001, competitive pressures are also likely to encourage outsourcing, and we will rely on our strategic alliance model to take advantage of these opportunities. Envisioning improved liquidity and continued cross-border capital flows in the region, we also expect our European Capital Markets business to continue to contribute to our growth in the region.

Thanks to our infrastructure investments in Asia Pacific and the opportunities these actions create to make our operations more efficient, we believe we have set the stage for renewed growth in revenue and profitability. The rapid rebound in the largest Asian economies-with the notable exception of Japan-will propel property markets in 2001. Corporate and government outsourcing is gaining momentum, and we are well-positioned to respond to that opportunity. Strong current volumes in our Leasing and Capital Markets businesses also contribute to our growth projections. Finally, we believe that our newly established offices in South Korea and Japan will generate meaningful contributions in 2001.

For LaSalle Investment Management, 2001 will be a year of investment and diversification. By offering fund vehicles across a number of regions, we seek to expand our annuity streams to smooth out the incentive fee gains common to this business. In addition to our broad strategy funds, we are also investing in specific opportunities in niche sectors around the globe. Furthermore, we anticipate increased demand for LaSalle Investment Management's real estate operating expertise in the United States as clients seek to preserve and enhance portfolio value in a slowing economy.

SPECIAL WORDS OF THANKS

I want to offer special thanks to three long-time colleagues. Clive Pickford, Jerry Rose and Mike Smith have announced their intention to step down from the Jones Lang LaSalle Board of Directors in May 2001. Mike also retired from the firm at the end of December after 27 years of loyal service. He had been Deputy Chairman of Jones Lang LaSalle since 1999 and, prior to that, was the International Chairman of Jones Lang Wootton. We thank Mike for his contributions, and we wish him and his family well in retirement.

ASSESSING THE VALUE OF OUR GLOBAL PLATFORM

I believe that Jones Lang LaSalle's 2000 results make a strong argument for the strength, resilience and long-term potential of our global platform. Every day, we are proving our ability to articulate best practices, communicate them throughout our worldwide organization and put the results to work for our clients in the form of high-value-added real estate solutions.

As I do every year in this letter, I thank our clients and our employees for making this possible.


Sincerely,

/s/ Stuart L. Scott
Stuart L. Scott
Chairman and Chief Executive Officer

        STUART L. SCOTT, CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                        ANSWERS YOUR QUESTIONS


1. What can you do to improve the perception of Jones Lang LaSalle on Wall Street?

     The most important thing we can do is to deliver on our management plan, which envisions Jones Lang LaSalle earning $1.63 per share in 2001. We have communicated this expectation to the public. Meeting our earnings goals, both this year and in the future, is essential. In addition, we continue to make every effort to raise the profile of our firm by communicating regularly and candidly with the investing public.

2. Looking out over the next two or three years, where do you see growth occurring in your business?

     Naturally we will continue to develop new products and services in response to changing client needs. But we plan to achieve the lion's share of our near- to mid-term growth by leveraging our existing platform. Consider one example: the strategic alliance model that was developed, and has served us so profitably, in the United States. We have exported the concept to Europe, where it has been received enthusiastically by clients, and have more recently introduced strategic alliances to Asia Pacific. Cross-selling products and services offers another important avenue to growth. In addition, LaSalle Investment Management's global presence will help us continue to build that business by introducing investors to new opportunities in new markets. LaSalle Investment Management's client relationships also create opportunities to generate additional new business throughout the firm.

3. With the merger behind you and the process of integration complete, what challenges do you see for the future?

     The real challenge, and our greatest opportunity, is to harness the enormous potential of our global platform. We need to be sure that we offer clients a consistently superior level of service in all our markets around the globe. At the same time, we continue to "raise the bar" by improving our service levels. In recent months, we have institutionalized these activities in the new effort we call Total Performance Management. The goal is to keep ourselves focused on the needs and priorities of our two most important constituencies: our clients and our people.

4. If the slowdown in the U.S. economy is greater than anticipated, what will the effect be on Jones Lang LaSalle's performance for 2001 and the future?

     We believe that our U.S. business will not be significantly affected in 2001 by the slowing economy. A drop in investment sales, for example, could be offset by additional debt placement and corporate finance work. Potential losses in our space acquisition business could be replaced by increased sublease or disposition opportunities, as clients move to monetize assets. Our outsourcing business should improve, as companies look for ways to reduce costs. Should the slowdown turn into a full-fledged recession, the impact on performance is likely to be greater. In this environment, many of the transactions we complete take longer than usual to close, impacting near-term revenue. The good news is that backlogs build as a result and the revenue is eventually captured. In any event, should we enter a recession, we will respond by moving to contain our own costs while refocusing resources to assist our clients through the downturn.

5. In your letter, you discuss the impact of foreign exchange volatility on your business. What have you done to reduce currency risk?

     In 2000, we successfully placed euro 165 million ($155 million) senior notes, creating a natural hedge against currency risk: Interest payments on the notes reduce the amount of euro-denominated earnings that are subject to foreign currency fluctuations. In addition, we have developed our 2001 plan with conservative exchange-rate assumptions for the euro, pound sterling and Australian dollar, our major non-U.S. currencies.

6. Your firm operates in-and has clients and employees from-diverse cultures around the world. What have you done to encourage diversity throughout the ranks of Jones Lang LaSalle?

     Organizations that celebrate and encourage diversity tend to be more successful and more profitable than companies that do not. This is no coincidence, given the breadth and richness of experience and viewpoints that are inherent to diverse organizations. Because we compete in global markets, we need to leverage the diversity of our human capital to succeed. In some parts of the world, this is an ingrained value. In other areas, we have launched formal programs ranging from diversity training and special recruiting programs to mentoring initiatives.

7. With e-business and e-commerce out of favor today, why continue to make substantial technology investments?

     Of the nearly $40 million in technology-related capital investments we made in 2000, more than $26 million was directed at improving our technology infrastructure and offerings. We invested $13 million in real estate related e-commerce activities. In general, we believe that our e-business initiatives represent good investments that will bear fruit in the form of enhanced service to our clients and improved execution efficiencies for our people. In 2001, we intend to maintain approximately the same level of capital investments in technology, placing an even stronger emphasis on building our internal systems to create better, faster information and knowledge flow. Our strategy is to invest in technology wisely, build it efficiently and use it effectively.

8. The Americas region made a strong recovery in 2000, but it is certainly not the profit generator it was before the merger. How can this be fixed?

     We are looking at the profitability of our Americas clients and products more critically this year than in the past. We will shed products that cannot contribute to our growth, and we will either improve the profitability of low-margin accounts or, if necessary and on an extremely selective basis, resign such business.

9. Do you anticipate entering new businesses or opening new offices in the near future?

     With our global platform and system of best practices in place, we do not anticipate near-term expansion in the form of major new businesses or markets. We are always working to improve and fine-tune our service delivery system, however, remaining sensitive to new opportunities and changing client needs. We opened a full-service office in Buenos Aires early in 2001, for example, and are considering Taipei. We are committed to innovation and the development of new products and services.

10. In light of ongoing economic problems throughout much of Asia, does it make sense to maintain or continue to build a substantial presence in the region?

     In Asia-and throughout the world for that matter-we can create as much value for our clients in bad times as in good. The workout or refinancing we structure in a declining economy is just as important as the acquisition we complete in a stronger economic climate. Also, by maintaining and strengthening our market presence during a downturn, we position ourselves to help clients take advantage of improved conditions as soon as they reappear. Ours is a cyclical business: Asia will recover, and we remain optimistic and enthusiastic about our prospects for long-term growth in the region.

                           SCOPE OF SERVICES

OWNER AND OCCUPIER SERVICES

We provide a spectrum of integrated property management, advisory and transaction services to meet the needs of real estate owners and occupiers in the Americas, Europe and Asia Pacific. Our services include consulting, corporate property services, development services, finance, investment sales and acquisitions, agency leasing, planning, project management, property management, research, tenant representation, and valuations and appraisals. We have expertise in office, retail, industrial, residential and land assets.

LASALLE INVESTMENT MANAGEMENT

Our investment management business, LaSalle Investment Management, serves institutional investors, governments, corporations and private investors worldwide, investing in real estate assets on their behalf through a series of funds and single-client account relationships. To achieve a broad range of investor return and risk tolerance objectives, we invest in direct ownership of property and in public real estate equity securities, as well as in joint ventures, partnerships and private companies owning real estate.

JONES LANG LASALLE HOTELS

We offer hotel investors, financiers and operators around the world a range of specialized hotel and leisure investment services that include disposition and acquisition, valuation and appraisal, operator selection, equity and debt sourcing, asset management, strategic consulting and industry research.

SCOPE OF SERVICES

AMERICAS

Atlanta, Baltimore, Boston, Buenos Aires, Chicago, Cincinnati, Cleveland, Columbus, Dallas, Denver, Detroit, Fort Lauderdale, Houston, Los Angeles, Mexico City, Monterrey-Mexico, Montreal, New York, Orange County, Orlando, Philadelphia, Phoenix, Portland, Rio de Janeiro, Sacramento, St. Louis, Salt Lake City, San Diego, San Francisco, Sao Paulo, Seattle, Toronto, Vancouver, Washington D.C.

ASIA PACIFIC

Adelaide, Auckland, Bangalore, Bangkok, Beijing, Brisbane, Canberra, Chennai, Denpasar-Bali, Hong Kong, Jakarta, Manila, Melbourne, Mumbai, New Delhi, Perth, Seoul, Shanghai, Singapore, Surabaya, Sydney, Tokyo, Wellington

EUROPE

Amsterdam, Antwerp, Barcelona, Berlin, Birmingham, Brussels, Bucharest, Budapest, Cologne, Dublin, Dusseldorf, Edinburgh, Frankfurt, Glasgow, Gothenburg, Grenoble, The Hague, Hamburg, Leeds, Lisbon, London, Luxembourg, Lyon, Madrid, Malmo, Manchester, Milan, Moscow, Munich, Paris, Prague, Rotterdam, Seville, Stockholm, Stuttgart, Tel Aviv, Utrecht, Valencia, Vienna, Warsaw, Wiesbaden

SELECTED FINANCIAL DATA FOR JONES LANG LASALLE INCORPORATED (UNAUDITED)

                                               2000
                                             Adjusted       2000                     1999         1998
                                              Actual       SAB 101        2000     Adjusted     Adjusted
                                           Pre-SAB 101     Adjust-      Adjusted   Pro Forma    Pro Forma
(in thousands, except share data)              (1)         ment (2)      Actual      (3)           (4)
-----------------------------------------------------------------------------------------------------------------

STATEMENT OF OPERATIONS DATA:
Total revenue . . . . . . . . . . . . . .   $ 930,587        (4,764)    925,823     813,899      848,325
Total operating expenses before merger
  related non-recurring charges . . . . .     833,725          (100)    833,625     741,458      760,942
Merger related
  non-recurring charges . . . . . . . . .      85,795                    85,795     160,528      163,504
-----------------------------------------------------------------------------------------------------------------
Operating income (loss) . . . . . . . . .      11,067        (4,664)      6,403     (88,087)     (76,121)
Interest expense. . . . . . . . . . . . .      27,182                    27,182      18,118       14,736
-----------------------------------------------------------------------------------------------------------------
Loss before provision for income taxes
  and minority interest . . . . . . . . .     (16,115)       (4,664)    (20,779)   (106,205)     (90,857)
Net provision (benefit) for income taxes.      23,825        (1,772)     22,053       2,048       16,850
Minority interest in earnings (losses)
  of subsidiaries . . . . . . . . . . . .         (21)                      (21)                     658
Earnings (loss) before cumulative effect
  of change in accounting principle . . .     (39,919)       (2,892)    (42,811)   (108,253)    (108,365)
Cumulative effect of change in
  accounting principle. . . . . . . . . .                   (14,249)    (14,249)
-----------------------------------------------------------------------------------------------------------------
Net loss. . . . . . . . . . . . . . . . .   $ (39,919)      (17,141)    (57,060)   (108,253)    (108,365)
-----------------------------------------------------------------------------------------------------------------
ADJUSTMENTS: (5)
Merger related non-recurring charges. . .      85,795                    85,795     160,528      163,504
Tax benefit associated with merger
  related non-recurring charges . . . . .      (2,513)                   (2,513)    (20,004)     (10,877)
Cumulative effect of change in
  accounting principle. . . . . . . . . .                    14,249      14,249
-----------------------------------------------------------------------------------------------------------------
Adjusted net earnings (6) . . . . . . . .      43,363        (2,892)     40,471      32,271       44,262
-----------------------------------------------------------------------------------------------------------------
Adjusted net earnings per common
  share (7) . . . . . . . . . . . . . . .    $   1.41         (0.10)       1.31        1.07           1.44
-----------------------------------------------------------------------------------------------------------------
Adjusted weighted average shares
  outstanding . . . . . . . . . . . . . .  30,854,743    30,854,743  30,854,743  30,298,332   30,644,227
-----------------------------------------------------------------------------------------------------------------
OTHER DATA:
Adjusted EBITDA (8) . . . . . . . . . . .    $140,009        (4,664)    135,345     112,164      123,800
-----------------------------------------------------------------------------------------------------------------




                                               2000
                                             Adjusted       2000                     1999         1998
                                              Actual       SAB 101        2000     Adjusted     Adjusted
                                           Pre-SAB 101     Adjust-      Adjusted   Pro Forma    Pro Forma
(in thousands, except share data)              (1)         ment (2)      Actual      (3)           (4)
-----------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY (USED IN):
Operating activities. . . . . . . . . . .     140,340                   140,340      42,738       83,658
Investing activities. . . . . . . . . . .     (66,590)                  (66,590)   (122,187)    (318,467)
Financing activities. . . . . . . . . . .     (78,215)                  (78,215)    108,795      209,011
-----------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------
(in thousands,                  2000           1999           1998
except share data)             Actual         Actual         Actual
--------------------------------------------------------------------------

BALANCE SHEET DATA:
Cash and
  cash equivalents. . .        18,843         23,308         16,941
Total assets. . . . . .       914,045        924,800        490,921
Total debt. . . . . . .       249,947        322,386        202,923
Total liabilities . . .       581,707        600,864        321,349
Total stockholders'
 equity . . . . . . . .       332,338        323,936        169,572
--------------------------------------------------------------------------

Investments under
  management (9). . . .    22,500,000     21,500,000     14,200,000
Total square feet under
  management (10) . . .       700,000        700,000        400,500
--------------------------------------------------------------------------


1    Adjusted Actual Pre-SAB 101 excludes the effects of the
implementation of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This analysis is not intended to be a presentation in accordance with generally accepted accounting principles ("GAAP").

2    SAB 101 Adjustment reflects the impact of adopting SAB 101, effective
January 1, 2000.

3    Adjusted Pro Forma results for 1999 give effect to the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners Incorporated, amortization expense of the goodwill resulting from the merger as if the merger occurred on January 1, 1999, and a benefit for taxes as if the Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable entities at an effective tax rate of 40% as of January 1, 1999.

4    Adjusted Pro Forma results for 1998 give effect to the operations of
COMPASS and the Jones Lang Wootton companies for the twelve months ended December 31, 1998 as if the acquisition and merger occurred on January 1, 1998, amortization expense of intangible assets and goodwill resulting from the transactions as if the transactions occurred on January 1, 1998, incremental interest expense resulting from borrowings used to fund the COMPASS acquisition as if the COMPASS acquisition occurred on January 1, 1998, and a benefit for taxes as if COMPASS, the Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable entities at an effective tax rate of 38% as of January 1, 1998.

5    Adjustments include (i) the removal of merger related non-recurring charges consisting of compensation expense associated with the issuance of shares of Jones Lang LaSalle Incorporated's common stock to former employees of Jones Lang Wootton and non-capitalizable integration and transition expenses associated with the merger with Jones Lang Wootton and the acquisition of COMPASS, and (ii) the cumulative effect of change in accounting principle in connection with the adoption of SAB 101.

6    Management believes that Adjusted Net Earnings is useful to investors as a measure of operating performance, cash generation and ability to service debt. However, Adjusted Net Earnings should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or
(iii) liquidity.

7    Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding. Committed shares are inclusive of shares subject to forfeiture, vesting and indemnity provisions and are fully weighted as if outstanding as of the beginning of each period. Under GAAP, committed shares are weighted according to when forfeiture, vesting and indemnity provisions are removed.

8    Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and merger related non-recurring charges. Management believes that Adjusted EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. However, Adjusted EBITDA should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity.

9    Investments under management represent the aggregate fair market value or cost basis of assets managed by the Jones Lang LaSalle Investment Management segment as of the end of the periods reflected.

10   Represents the square footage of properties for which Jones Lang
LaSalle provided property management and leasing or corporate property services as of the end of the periods reflected.

BOARD OF DIRECTORS

Stuart L. Scott
Chairman and Chief Executive Officer
Jones Lang LaSalle

Christopher A. Peacock
President, Deputy Chief Executive Officer and Chief Operating Officer Jones Lang LaSalle

Christopher M.G. Brown
Executive Chairman
Asia Pacific
Jones Lang LaSalle

Henri-Claude de Bettignies
Professor
INSEAD

Darryl Hartley-Leonard
Chairman and Chief Executive Officer
Production Group International

Derek A. Higgs
Chairman
Partnerships UK plc

David K.P. Li
Chairman and Chief Executive
The Bank of East Asia

Clive J. Pickford
International Director
Jones Lang LaSalle

M.G. Rose
Vice Chairman
Jones Lang LaSalle

Michael J. Smith
Vice Chairman
Jones Lang LaSalle

Thomas C. Theobald
Managing Director
William Blair Capital Partners

Lynn C. Thurber
Chief Executive Officer
LaSalle Investment Management

John R. Walter
Chairman of the Board Manpower, Inc. and
Retired President and Chief Operating Officer
AT&T

Earl E. Webb
Chief Executive Officer
Americas
Jones Lang LaSalle

MANAGEMENT EXECUTIVE COMMITTEE

Christopher A. Peacock
Management Executive Committee Chairman
President, Deputy Chief Executive Officer and Chief Operating Officer

Peter Barge
Chairman and Chief Executive Officer
Jones Lang LaSalle Hotels

Christopher M.G. Brown
Executive Chairman
Asia Pacific

Michael E. Harper
Director
Global Human Resources

John G. Minks
Chief Executive Officer
Global Client Services

Robert S. Orr
Chief Executive Officer
Europe

Peter C. Roberts
Executive Vice President and Chief Financial Officer

Stuart L. Scott
Chairman and Chief Executive Officer

William E. Sullivan
Executive Vice President Capital Investments and Technology

Lynn C. Thurber
Chief Executive Officer LaSalle Investment Management

Earl E. Webb
Chief Executive Officer
Americas

BOARD OF DIRECTORS, MANAGEMENT EXECUTIVE COMMITTEE
AND CORPORATE INFORMATION


OPERATIONAL HEADQUARTERS

Jones Lang LaSalle Group
22 Hanover Square
London W1A 2BN
tel +44 20 7493 6040
fax +44 20 7408 0220


HOLDING COMPANY HEADQUARTERS

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago IL  60601
tel +1 312 782 5800
fax +1 312 782 4339


REGIONAL HEADQUARTERS

AMERICAS
200 East Randolph Drive
Chicago IL  60601
tel +1 312 782 5800
fax +1 312 782 4339

EUROPE
22 Hanover Square
London W1A 2BN
tel +44 20 7493 6040
fax +44 20 7408 0220

ASIA PACIFIC
9 Raffles Place
#39-00 Republic Plaza
Singapore 048619
TEL +65 220 3888
FAX +65 438 3360


TRANSFER AGENT AND REGISTRAR
Computershare Investor Services
2 North LaSalle Street
Chicago Illinois 60602


EURO NOTES TRUSTEE, PRINCIPAL PAYING AGENT, REGISTRAR AND TRANSFER AGENT The Bank of New York
101 Barclay Street
New York New York 10286

30 Cannon Street
London EC4M 6XH


EURO NOTES LISTING AGENT AND LUXEMBOURG PAYING AND TRANSFER AGENT
Kredietbank S.A.
Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg

SEC FORM 10-K AND OTHER INFORMATION

For more information, or to access the 2000 Jones Lang LaSalle Annual Report on Form 10-K (provided free of charge), visit www.joneslang lasalle.com or contact:

Jones Lang LaSalle Incorporated
Investor Relations Department
200 East Randolph Drive
Chicago Illinois 60601
tel +1 312 228 2430


INDEPENDENT AUDITORS
KPMG LLP
303 East Wacker Drive
Chicago Illinois 60601


COMMON STOCK MARKET PRICES

Jones Lang LaSalle's common stock is listed on the New York Stock Exchange
(NYSE), ticker symbol JLL.

Following are the JLL high and low sales prices for 2000 and 1999 on the
NYSE:

2000       HIGH       LOW
1Q         $15.50     $10.06
2Q         $16.00     $13.38
3Q         $15.13     $11.63
4Q         $14.00     $12.25

1999       HIGH       LOW
1Q         $36.50     $27.56
2Q         $32.00     $25.94
3Q         $30.00     $12.63
4Q         $16.69     $ 9.19


DIVIDENDS

Jones Lang LaSalle has not paid cash dividends on its common stock to date.

Jones Lang LaSalle intends to retain its earnings to support the expansion of the business and therefore does not intend to pay cash dividends for the foreseeable future. Any payment of future dividends and the amounts thereof will be at the discretion of the Board of Directors and will depend upon Jones Lang LaSalle's financial condition, earnings and other factors deemed relevant by the Board of Directors. See Management's Discussion and Analysis of Financial Condition and Results of Operations in Jones Lang LaSalle's Annual Report on Form 10-K for information regarding restrictions on Jones Lang LaSalle's ability to pay dividends.